Exhibit 5.3

[Letterhead of Zeven & Associates]

December 20, 2005

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Finance Company, LLC

Teva Pharmaceutical Finance III, LLC

Teva Pharmaceutical Finance Company B.V.

c/o Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

Re:	Registration Statement on Form F-3

Ladies and Gentlemen:

We are acting as Netherlands Antilles counsel for Teva Pharmaceutical Finance Company B.V. (“Teva Finance BV”), a Netherlands Antilles limited liability company, in connection with the preparation and filing of a Registration Statement on Form F-3 (the “Registration Statement”) by Teva Pharmaceutical Industries Limited, an Israeli corporation (“Teva”), Teva Finance BV, Teva Pharmaceutical Finance Company, LLC (“Teva Finance Company LLC”), a Delaware limited liability company, and Teva Pharmaceutical Finance III, LLC (“Teva Finance III LLC” and, together with Teva Finance Company LLC and Teva Finance B.V., the “Finance Subsidiaries”), with the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended (the “Act”), for the registration of the sale from time to time of:

(A)

by Teva, (i) American Depositary Shares (“ADSs”), each representing one ordinary share, par value NIS 0.10 per share, of Teva (the “Ordinary Shares”) and evidenced by American Depositary Receipts; (ii) senior debt securities (the “Teva Senior Debt Securities”), which may be issued pursuant to an indenture (the “Teva Senior Indenture”) to be executed by Teva and The Bank of New York; and subordinated debt securities (the “Teva Subordinated Debt Securities” and, together with the Teva Senior Debt Securities, the “Teva Debt Securities”), which may be issued pursuant to an indenture (the “Teva Subordinated Indenture” and, together with the Teva Senior Indenture, the “Teva Indentures”) to be executed by Teva and The Bank of New York; (iii) warrants (the “Warrants”) to purchase debt or equity securities of Teva,

Teva Pharmaceutical Industries Limited and its Finance Subsidiaries

December 20, 2005

debt securities of the Finance Subsidiaries or securities of other parties or other rights; (iv) purchase contracts (the “Purchase Contracts”) for the purchase or sale of Teva’s securities or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above; and (v) units (the “Units”) consisting of one or more Purchase Contracts, Warrants, debt securities, ADSs, Ordinary Shares, other debt securities or any combination of such securities; and

(B)	by each of the Finance Subsidiaries, (i) senior debt securities (those issued by Teva Finance BV, the “Teva Finance BV Senior Debt Securities”), guaranteed by Teva, which may be issued pursuant to an indenture (when executed by Teva Finance BV, a “Teva Finance BV Senior Indenture”) to be executed by the applicable Subsidiary, Teva and The Bank of New York; and (ii) subordinated debt securities (those issued by Teva Finance BV, the “Teva Finance BV Subordinated Debt Securities” and, together with the Teva Finance BV Senior Debt Securities, the “Teva Finance BV Debt Securities,”), guaranteed by Teva, which may be issued pursuant to an indenture (when executed by Teva Finance BV, a “Teva Finance BV Subordinated Indenture,” and together with the Teva Finance BV Senior Indenture, the “Teva Finance BV Indentures”) to be executed by the applicable Subsidiary, Teva and The Bank of New York.

In this capacity, we have examined copies of the following documents:

(a)	the Registration Statement; and

(b)	the forms of the Teva Finance BV Indentures.

Terms and expressions defined or referred to in the Agreements, which are not otherwise defined herein, shall have the same meaning herein.

We have also examined originals or copies of the following corporate documents of Teva Finance BV:

(a)	a copy of the Articles of Incorporation of Teva Finance BV as in effect as at the date hereof (together the “Articles of Incorporation”);

(b)	an extract from the registration of Teva Finance BV with the Commercial Register of the Chamber of Commerce and Industry at Curaçao, dated December 20, 2005; and

(c)	a foreign exchange exemption issued by the Bank of the Netherlands Antilles.

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:

(1)	the genuineness of all signatures on all documents we have reviewed;

(2)	the authenticity of all such documents submitted to us as originals;

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December 20, 2005

(3)	the conformity with the originals of all documents submitted to us as copies;

(4)	that the Teva Finance BV Indentures will constitute the legal, valid and binding obligations of the parties thereto other than Teva Finance BV, enforceable against the said parties in accordance with their respective terms; and

(5)	that the Teva Finance BV Indentures will be legal, valid, binding and enforceable under the laws under which they are expressed to be construed and by which they are expressed to be governed.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon written or oral statements and representations of officers and other representatives of Teva Finance BV. Any reference in this opinion to our “knowledge”, “awareness” or the equivalent, means the conscious awareness of facts or other information by any lawyer of Zeven & Associates that gave attention to the matters addressed in this opinion, and does not include constructive notice of matters in public records, among other things.

In rendering the following opinion, we have assumed that Teva Finance BV will have been issued: (a) a business license by the governmental authorities of the Netherlands Antilles and (b) an exemption from licensing and supervision as a bank or credit company issued by the Central Bank of the Netherlands Antilles.

In rendering the following opinion, we are opining on the matters hereinafter referred to, only insofar as they are governed by the laws of the Netherlands Antilles as currently in effect and applied by the courts of the Netherlands Antilles. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Netherlands Antilles.

Based on and subject to the foregoing, we are of the opinion that:

1)	Teva Finance BV is a limited liability company in the form of a “besloten vennootschap” duly organized and existing under the laws of the Netherlands Antilles and has all requisite corporate power and authority to own its properties and to conduct its business as described in the Registration Statement and as set forth in the purpose clause (Article 2) of its articles of incorporation. Teva Finance BV has been duly registered with the Chamber of Commerce and Industry at Curacao, Netherlands Antilles.

2)

When the Teva Finance BV Indentures have been duly authorized, executed and delivered by the parties thereto in accordance with the forms thereof that we have reviewed, and when the specific terms of a particular series of Teva Finance BV Debt Securities have been duly authorized and established in accordance with the relevant Teva Finance BV Indenture and such Teva Finance BV Debt Securities have been duly authorized, executed, authenticated, issued and delivered in

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December 20, 2005

accordance with the relevant Teva Finance BV Indenture and any applicable underwriting or other agreement, such Teva Finance BV Debt Securities will constitute valid and binding obligations of Teva Finance BV, enforceable against Teva Finance BV in accordance with its terms.

3)	A competent Netherlands Antilles Court would respect the non-exclusive irrevocable submission by Teva Finance BV to the jurisdiction of any of federal or state courts sitting in the State of New York regarding any matter arising out of or in relation to the obligations of Teva Finance BV under the Teva Finance BV Indentures, and such submission is binding upon Teva Finance BV.

4)	The United States and the Netherlands Antilles do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in the Netherlands Antilles.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in the Netherlands Antilles, that party may submit to the Netherlands Antilles court the final judgment that has been rendered in the United States. Since the laws of the State of New York have been chosen to govern the Teva Finance BV Indentures, Teva Finance BV has in its free will submitted to the jurisdiction of the federal or state courts sitting in the State of New York in connection with disputes relating to the Teva Finance BV Indentures and to the Teva Finance BV Debt Securities. The holders, by acquiring the Teva Finance BV Debt Securities, have voluntarily accepted such choice of law and choice of forum. A judgment obtained in any such court will be considered and recognized by the competent courts of the Netherlands Antilles to be part of the Teva Finance BV Debt Securities, and such courts would grant a judgment in accordance with a United States judgment that would be enforceable in the Netherlands Antilles generally, without any re-examination of the merits of the original judgment; provided that:

•	the judgment is final in the jurisdiction where rendered and was issued by a competent court;

•	the judgment is valid in the jurisdiction where rendered;

•	the judgment was issued following personal service of the summons upon the defendant or its agent and, in accordance with due process of law, an opportunity was provided for the defendant to defend against the foreign action;

•	the judgment does not violate any compulsory provisions of Netherlands Antilles law or principles of public policy;

•	the terms and conditions of the Teva Finance BV Debt Securities and Teva Finance BV Indentures, as applicable, do not violate any compulsory provisions of Netherlands Antilles law or principles of public policy; and

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•	the judgment is not contrary to a prior or simultaneous judgment of a competent Netherlands Antilles court.

Accordingly, there is doubt as to the enforceability in the Netherlands Antilles courts of judgments obtained in United States courts. Moreover, there is doubt as to the ability of a holder of Teva Finance BV Debt Securities to bring an original action in the Netherlands Antilles predicated on the United States federal securities laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

This opinion is being delivered to you solely for your information in connection with the above matter. This letter addresses matters only as of the date hereof, may not be relied upon in any manner by any other person and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

Sincerely,

/s/ Frank P.C. Zeven Frank P.C. Zeven